Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Steve Schrier, 331-332-2264
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR ANNOUNCES CHANGES IN CORPORATE CONTROLLER’S OFFICE

Samara Strycker to join Navistar, replacing Richard Tarapchak as

Senior Vice President and Corporate Controller

LISLE, Ill. — (July 17, 2014) – Navistar International Corporation (NYSE: NAV) announced today that Samara Strycker will join the company on August 4 as Senior Vice President and Corporate Controller. Strycker will replace Richard Tarapchak, who is leaving Navistar to pursue other career opportunities after a distinguished 22-year career at the company.

Strycker joins Navistar from GE Healthcare where she most recently served as Americas Regional Controller. Samara joined GE Healthcare in 2008 as Global Assistant Controller following a 15-year career at PricewaterhouseCoopers, LLP. She is a graduate of Syracuse University and a certified public accountant.

Tarapchak joined Navistar in 1992 as an associate in the Financial Management Development program and progressed through a number of Finance & Accounting roles of increasing responsibility at the company. Tarapchak served as Corporate Controller and Principal Accounting Officer for Navistar since 2010.

“Rich has been a valuable asset to Navistar and the Finance & Accounting organization for more than 20 years, and we wish him well in his future endeavors,” said Walter Borst, executive vice president and chief financial officer. “At the same time, we’re proud to add Samara to the team. She is a technically skilled, highly collaborative financial executive who will contribute a wealth of experience and knowledge to Navistar.”

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com. The International® ProStar® with Cummins ISX15 and International® TerraStar® 4x4 were named 2014 heavy-duty and medium-duty commercial truck of the year, respectively, by the American Truck Dealers (ATD) association.

# # #